EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2013, with respect to the financial statements of Seed Genetics International Pty Ltd included in this Current Report of S&W Seed Company on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of S&W Seed Company on Form S-1 as amended under cover of Form S-3 (File No. 333-164588, effective February 8, 2012), Form S-3 (No. 333-178481, effective February 8, 2012), and Form S-8 (No. 333-169742, effective October 4, 2010).

/s/ Grant Thornton Audit Pty Ltd

Adelaide, Australia
September 25, 2013